AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of December, 2007, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the "Fund Accounting Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Rigel U.S. Equity Large Cap Growth Fund and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund and amend the fees; and

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit M is hereby superseded and replaced with Exhibit M attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit M to the Advisors Series Trust Fund Accounting Servicing Agreement

Name of Series	Date Added
Rigel U.S. Equity Large Cap Growth Fund	5/01/2006
Rigel U.S. Equity Small Mid Cap Growth Fund	on or after 12/28/2007

For the services rendered by USBFS under this Agreement, the Fund(s) listed herein shall pay USBFS compensation as set forth in the Fee Schedule below:

FUND ACCOUNTING SERVICES ANNUAL FEE SCHEDULE at December, 2007

Domestic Equity 2 Funds*
$____ ($___ for the Large Cap and $___ for the SMID Cap) for the
first $___ million

__ basis point on the balance

Multiple Classes
Each class is an additional 25% of the charge of the initial class.

ReportSource - $___ /month – Web reporting

Fees are billed monthly.
Subject to CPI increase, Milwaukee MSA.

Conversion and extraordinary services quoted separately

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:

●  $__  Domestic and Canadian Equities
●  $__  Options
●  $__  Corp/Gov/Agency Bonds
●  $__  CMO's
●  $__  International Equities and Bonds
●  $__  Municipal Bonds
●  $__  Money Market Instruments
●  $___ /fund/month - Mutual Fund Pricing
●  $___ /equity Security/Month Corporate Actions
●  $___ /month Manual Security Pricing (>10/day)
●  Factor Services (BondBuyer)
●  $___ /CMO/month
●  $___  /Mortgage Backed/month
●  $___ /month Minimum Per Fund Group

Advisor’s Signature below acknowledges approval of the fee schedule above.
Rigel Capital, LLC

By:  /s/ Roger Landes

Printed Name:  Roger Landes

Title:  Assistant Vice President                                                                                                     Date:  12/4/2007